EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-80917, 333-05445, 333-49160, 333-70880, 333-100546, 333-101354, 333-106174, 333-109626 and 333-113153) and Form S-8 (Nos. 333-23933, 333-65894, 333-91337, 333-97965 and 333-118338) of Authentidate Holding Corp. of our report dated September 10, 2007, with respect to the consolidated financial statements of Authentidate Holding Corp. and our report dated September 10, 2007 on our audit of management’s annual report on internal control over financial reporting and the effectiveness of internal control over financial reporting of Authentidate Holding Corp., which are included in the Amendment No. 1 to the Annual Report on Form 10-K/A for the year ended June 30, 2007.

/s/    Eisner, LLP

New York, New York

September 14, 2007